Exhibit 10.15

SECOND AMENDMENT TO THE

WILSHIRE STATE BANK

DIRECTOR SURVIVOR INCOME PLAN

DATED JULY 1, 2005

THIS SECOND AMENDMENT (the “Amendment”) is adopted this 26th day of September, 2012, by Wilshire State Bank, located Los Angeles, California (the “Bank”).

The Bank implemented the Director Survivor Income Plan effective July 1, 2005 and has subsequently amended it one time (collectively, the “Plan”). The Bank now wishes to clarify the rights the Participants have under the Plan upon Termination of Service.

Now, therefore, the Bank amends the Plan as follows.

Sections 2.5 and 2.6 of the Plan are hereby amended to read as follows.

2.5                               Termination of Participation. Except for a Participant’s right, described in Section 2.6, to convert the death benefit described herein into a split dollar benefit, a Participant’s rights under this Plan shall cease and his or her participation in this Plan shall terminate upon Termination of Service.

2.6                               Option to Convert to Split Dollar Arrangement. Notwithstanding anything to the contrary in Section 2.5 or elsewhere in this Plan, upon Termination of Service after the completion of three (3) years of participation in the Plan for any reason except Termination for Cause, the Participant will have the option to convert the amount of death benefit calculated at Termination of Service under this Plan to a split dollar arrangement, provided that such arrangement is available under bank regulation or tax law. If available, the Participant must contact the Bank’s Human Resources Department within thirty (30) days of Termination of Service so that the Bank and the Participant can then enter into a Split Dollar Agreement, a sample of which is attached as Exhibit A, for that fixed amount. The Bank would annually impute income to the Participant based on tax law or rules in force upon conversion.

IN WITNESS WHEREOF, a duly authorized representative of the Bank has signed this Amendment.

By:	/s/ Alex Ko
Title:	CFO

FIRST AMENDMENT

TO THE

WILSHIRE STATE BANK

DIRECTOR SURVIVOR INCOME PLAN

DATED JULY 1, 2005

THIS FIRST AMENDMENT is adopted this 19th day of December, 2007, by WILSHIRE STATE BANK, a state-chartered commercial bank located in Los Angeles, California (the “Company”).

The Company executed the Wilshire State Bank Director Survivor Income Plan effective as of July 1, 2005 (the “Plan”).

Recent changes in accounting rules under Generally Accepted Accounting Principles have caused changes in the accounting treatment of certain types of benefit programs. Due to these regulatory changes, the undersigned hereby amends the Plan for the purpose of guarantying the amount of the benefit to be paid under any split dollar agreements entered into according to the terms of the Plan. Therefore, the following change shall be made:

The following Section 2.6.1 shall be added to the Plan immediately following Section 2.6:

2.6.1                     Payment in case of Shortfall in Split Dollar Arrangement. The Company will pay from its general assets any portion of the death benefit not paid to a Beneficiary by one or more life insurance policies on the life of the participant under the split-dollar arrangement described in Section 2.6, whether because the policies are no longer in force at the time of the Participant’s death, the insurance carrier fails to honor the policy death benefit or the policy death benefit is less than the benefit provided under the split-dollar arrangement.

IN WITNESS OF THE ABOVE, the Company hereby consents to this First Amendment.

WILSHIRE STATE BANK

By:	/s/ Elaine S. Jeon
Title :	Elaine S. Jeon, SVP & Interim CFO

WILSHIRE STATE BANK

DIRECTOR SURVIVOR INCOME PLAN

Pursuant to due authorization by its Board of Directors, the undersigned, WILSHIRE STATE BANK, a state-chartered commercial bank located in Los Angeles, California (the “Bank”), did constitute, establish and adopt the following DIRECTOR SURVIVOR INCOME PLAN (the “Plan”), effective July 1, 2005.

The purpose of this Plan is to attract, retain, and reward highly qualified Directors, by providing death benefits to the designated beneficiary of each insured participating Director. The Bank will pay the death benefits from its general assets.

ARTICLE 1

DEFINITIONS

Whenever used in this Plan, the following terms shall have the meanings specified:

1.1                               “Beneficiary” means each designated person, or the estate of a deceased Participant, entitled to benefits, if any, upon the death of a Participant.

1.2                               “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that a Participant completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.3                               “Board” means the Board of Directors of the Bank as from time to time constituted.

1.4                               “Director” means an active member of the Board.

1.5                               “Election to Participate” means the form required by the Plan Administrator of an eligible Director to indicate acceptance of participation in this Plan.

1.6                               “Normal Retirement Age” means the Participant attaining age 65.

1.7                               “Participant” means a Director (i) who is selected to participate in this Plan, (ii) who elects to participate in this Plan, (iii) who signs an Election to Participate and a Beneficiary Designation Form, (iv) whose signed Election to Participant and Beneficiary Designation Form are accepted by the Plan Administrator, (v) who commences participation in this Plan, and (vi) whose Participation has not terminated.

1.8                               “Participant’s Interest” means the interest set forth in Section 2.4.

1.9                               “Plan Administrator” means the plan administrator described in Article 6.

1.10                        “Termination for Cause” means that the Participant’s service has been terminated for any of the following reasons:

(a)              Gross negligence or gross neglect of duties;

(b)              Commission of a felony or of a gross misdemeanor involving moral turpitude; or

(c)               Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Participant’s service and resulting in an adverse effect on the Bank.

1.11                        “Termination of Service” means that the Participant ceases to be a member of the Board for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Board.

ARTICLE 2

PARTICIPATION

2.1                               Selection by Plan Administrator. Participation in this Plan shall be limited to those Directors of the Bank selected by the Plan Administrator, in its sole discretion, to participate in this Plan.

2.2                               Enrollment Requirements. As a condition to participation, each selected Director shall complete, execute and return to the Plan Administrator (i) an Election to Participate, and (ii) a Beneficiary Designation Form. In addition, the Plan Administrator shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3                               Eligibility; Commencement of Participation. Provided a Director selected to participate in this Plan has met all enrollment and underwriting requirements set forth in this Plan and required by the Plan Administrator, that Director will be covered by this Plan and will be eligible to receive benefits at the time and in the manner provided hereunder, subject to the provisions of this Plan.

2.4                               Participant’s Interest. Upon a Participant’s death while a member of the Board, the Participant’s designated Beneficiary shall be entitled to a base amount of death proceeds as set forth in the Participant’s Election to Participate, which base amount shall increase three percent (3%) per calendar year, but only until Normal Retirement Age, and shall be grossed up for taxes using the Bank’s state and federal effective tax rate for the preceding calendar year. If the Participant remains a member of the Board after Normal Retirement Age, the death benefit will be fixed at the amount determined at Normal Retirement Age. If a Participant has attained Normal Retirement Age prior to becoming a Participant in this Plan, the death benefit shall be equal to the base amount set forth in their Election to Participate with no increases. The Bank shall pay any death benefit under this Plan in a lump sum within ninety (90) days following the Participant’s death.

2.5                               Termination of Participation. A Participant’s rights under this Plan shall cease and his or her participation in this Plan shall terminate upon Termination of Service.

2.6                               Option to Convert to Split Dollar Arrangement. Upon Termination of Service after the completion of three (3) years of participation in the Plan for any reason except Termination for Cause, the Participant will have the option to convert the amount of death benefit calculated at Termination of Service under this Plan to a split dollar arrangement, provided such arrangement is available under bank regulation or tax law. If available, the Participant must contact the Bank’s Human Resources Department within thirty (30) days of Termination of Service so that the Bank and the Participant can then enter into a Split Dollar Agreement and Split Dollar Policy Endorsement, a sample of which is attached as Exhibit A, for that fixed amount. The Bank would annually impute income to the Participant based on tax law or rules in force upon conversion.

2.7                               Suicide or Misstatement. The Bank shall not pay any benefit under this Plan if the Participant commits suicide within three years after the date of Participant’s commencement of participation in the Plan. In addition, the Bank shall not pay any benefit under this Plan if the Participant has made any material misstatement of fact on an employment application or resume provided to the Company, or on any application for any benefits provided by the Bank to the Participant.

ARTICLE 3

BENEFICIARIES

3.1                               Beneficiary Designation. The Participant shall have the right, at any time, to designate a Beneficiary to receive any benefits payable under this Plan upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from a Beneficiary designated under any other plan of the Bank in which the Participant participates.

3.2                               Beneficiary Designation: Change. The Participant shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Participant’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Participant or if the Participant names a spouse as Beneficiary and the marriage is subsequently dissolved. The Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Plan Administrator prior to the Participant’s death.

3.3                               Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

3.4                               No Beneficiary Designation. If the Participant dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Participant, then the Participant’s spouse shall be the designated Beneficiary. If the Participant has no surviving spouse, the benefits shall be made to the personal representative of the Participant’s estate.

3.5                               Facility of Payment. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under this Plan for such payment amount.

ARTICLE 4

CLAIMS AND REVIEW PROCEDURE

4.1                               Claims Procedure. A Participant or Beneficiary (“claimant”) who has not received benefits under this Plan that he or she believes should be paid shall make a claim for such benefits as follows:

4.1.1                     Initiation — Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

4.1.2                     Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial 90-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

4.1.3                     Notice of Decision. If the Plan Administrator denies part or the entire claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)                   The specific reasons for the denial;

(b)                   A reference to the specific provisions of this Plan on which the denial is based;

(c)                    A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed; and

(d)                   An explanation of this Plan’s review procedures and the time limits applicable to such procedures.

4.2                               Review Procedure. If the Plan Administrator denies part or the entire claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

4.2.1                     Initiation — Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

4.2.2                     Additional Submissions — Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

4.2.3                     Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

4.2.4                     Timing of Plan Administrator’s Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial 60-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

4.2.5                     Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)                   The specific reasons for the denial;

(b)                   A reference to the specific provisions of this Plan on which the denial is based; and

(c)                    A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

ARTICLE 5

AMENDMENTS AND TERMINATION

5.1                               Amendment or Termination of Plan. The Bank may only amend or terminate this Plan for all Participants pursuant to legislative, judicial or regulatory action that would have a material adverse effect on the Bank.

5.2                               Waiver of Participation. A Participant may, in the Participant’s sole and absolute discretion, waive his or her rights under this Plan at any time. Any waiver permitted under this Section 5.2 shall be in writing and delivered to the Plan Administrator.

ARTICLE 6

ADMINISTRATION

6.1                               Plan Administrator Duties. This Plan shall be administered by a Plan Administrator which shall consist of the Board, or such committee as the Board shall appoint. Members of the Plan Administrator may be Participants under this Plan. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with this Plan.

6.2                               Agents. In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

6.3                               Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of this Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Plan.

6.4                               Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or any of its members.

6.5                               Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the compensation of its Participants, the date and circumstances of the Termination of Employment of its Participants, and such other pertinent information as the Plan Administrator may reasonably require.

ARTICLE 7

MISCELLANEOUS

7.1                               Unsecured General Creditor. Participants and their Beneficiaries, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Bank. Any and all of the Bank’s assets shall be, and remain, the general, unpledged, unrestricted assets of the Bank. The Bank’s obligation under this Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

7.2                               Not a Contract of Service. The terms and conditions of this Plan shall not be deemed to constitute a contract of service between the Bank and the Participant. Nothing in this Plan shall be deemed to give a Participant the right to remain a member of the Board nor does it interfere with the shareholders’ right to remove a Participant. It also does not require a Participant to remain on the Board nor interfere with a Participant’s right to terminate service at any time.

7.3                               Participation in Other Plans. Nothing herein contained shall be construed to alter, abridge, or in any manner affect the rights and privileges of the Participant to participate in and be covered by any pension, profit sharing, group insurance, bonus or similar benefits plans which the Bank may now or hereafter maintain.

7.4                               Alienability. Neither the Participant nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance owed by the Participant or the Beneficiary or any of them, to be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event the Participant or any Beneficiary attempts assignment, commutation, hypothecation, transfer, or disposal of the benefit hereunder, the Bank’s liabilities shall forthwith cease and terminate.

7.5                               Successors. The provisions of this Plan shall bind and inure to the benefit of the Bank and its successors and assigns and the Participant and the Beneficiary.

7.6                               Reorganization. The Bank shall not merge or consolidate into or with another corporation, or reorganize, or sell substantially all of its assets to another corporation, firm, or person unless and until such succeeding or continuing corporation, firm, or person agrees to assume and discharge the obligations of the Bank under this Plan. Upon the occurrence of such event, the term “Bank” as used in this Plan shall be deemed to refer to such succeeding or continuing company, firm, or person.

7.7                               Interpretation. Wherever the fulfillment of the intent and purpose of this Plan requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

7.8                               Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Plan, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Plan and is in the best interests of the Bank.

7.9                               Applicable Law. The provisions of this Plan shall be construed and interpreted in accordance with the laws of the State of California, without regard to its conflict of law principles.

7.10                        Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

7.11                        Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator and take such other actions as may be requested in order to facilitate the administration of this Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Plan Administrator may deem necessary.

7.12                        Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

7.13                        Notice. Any notice or filing required or permitted to be given to the Plan Administrator under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Wilshire State Bank
Attn: Jean Lim, HR Mgr.
3200 Wilshire Blud,
Los Angeles, CA 90010

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

7.14                        Signed Copies. This Plan may be executed in any number of counterparts, each of which shall be deemed to be an original and such counterparts taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Bank has caused this Plan to be duly executed by its President and its corporate seal affixed at Los Angeles, California, on 10-3, 2005.

WILSHIRE STATE BANK

By:	/s/ Soo Bong Min
As its President

ATTEST

By:	/s/ Cynthia Peters
As its Secretary